Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is effective this 26 day of February, 2008 (the “Effective Date”) between Sharon Mates Ph.D. (“Executive”) and Intra-Cellular Therapies, Inc. (the “Company”).

1. Title; Capacity. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer (CEO) and Executive hereby accepts such employment as of the Effective Date. Executive shall serve in an executive capacity and shall perform such duties as are assigned to Executive from time to time, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). During the term of her employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company. Notwithstanding the foregoing, or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) with the express written permission of the Company serve on corporate boards of companies that do not present a conflict of interest or compete directly or indirectly with the Company, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iv) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Board has approved the Executive’s participation in the activities listed on Schedule A to this Agreement. Throughout the term of this Agreement, the Company shall take all reasonable action to cause Executive to be elected to the Board.

2. Term. The term of this Agreement shall commence on the Effective Date, and shall continue for three (3) years from that date, unless terminated prior thereto by either the Company or the Executive as provided in Section 4. If either the Company or the Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof, as hereinafter provided, or if either the Company or the Executive wishes to renew this Agreement on different terms than those contained herein, it or she shall give written notice in accordance with Section 13 below of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires. Should the Company elect not to renew this Agreement for reasons other than Death or Disability (as defined in Section 4.3 below), or Cause (as defined in Section 4.1 below), the Executive shall be eligible for the same severance payments and benefits as Executive would receive under Section 5.2 and on the same conditions as if Executive had been terminated by the Company without Cause, provided that Executive executes a Release of claims in favor of the Company as defined in Section 5.2(a). Provided however, Executive shall not receive any such severance payments and benefits unless she executes the Release within the consideration period specified therein and until the Release becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive such payment and benefits is further conditioned upon her: returning all

Company property; complying with her post termination obligations under this Agreement and the Proprietary Information, Inventions, and Non-Competition Agreement between the Executive and the Company; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein. Executive shall not be eligible for any severance payments and benefits if either the Executive or the Company wishes to renew this Agreement on different terms than those contained herein.

3. Compensation and Benefits.

3.1 Salary. Executive will receive for Executive’s services to be rendered under this Agreement an initial annualized base salary at the rate of $503,000 per year, subject to annual review and adjustment by the Company in the discretion of the Board, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

3.2 Incentive Compensation. In addition to Executive’s Base Salary, the Executive shall be eligible during the term of this Agreement for such bonus payments and/or stock options as awarded to the Executive by the Board.

3.3 Policies and Fringe Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Executive will be eligible to participate on the same basis as other executive level employees in the Company’s benefit plans in effect from time to time during her employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. While this Agreement is in effect, the Company will provide the Executive with life insurance, for which the Executive may designate the beneficiary or beneficiaries in an amount equal to one and one half times her Base Salary, and long-term disability insurance.

3.4 Reimbursement of Certain Expenses. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s expense reimbursement policies.

4. Termination of Employment. Either Executive or the Company may terminate the employment relationship at any time, for any reason, in accordance with this Section 4.

4.1 Termination for Cause. At the election of the Company, the employment relationship may be terminated for Cause upon written notice by the Company to Executive specifying the provision or provisions of this Section 4.1 upon which the decision to terminate is based. For the purposes of this Section 4.1, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a) a good faith finding by the Company that Executive has engaged in gross negligence or gross misconduct that is materially injurious to the Company;

(b) Executive’s conviction of a felony or crime involving fraud or embezzlement of Company property;

(c) Executive’s material breach of this Agreement which, if curable, has not been cured by Executive within 60 days after she shall have received written notice from the Company stating with reasonable specificity the nature of such breach;

(d) material breach of fiduciary duty; or

(e) refusal to follow or implement a clear and reasonable directive of the Board as a whole, provided that such directive is ethical and legal and which, if curable, has not been cured by Executive within 60 days after she shall have received written notice from the Company stating with reasonable specificity the nature of such refusal.

4.2 Termination by the Company Without Cause or by the Executive for Good Reason. At the election of the Company it may terminate Executive’s employment for reasons other than Cause, Death or Disability, at any time upon written notice by the Company to Executive. The Executive may resign from Executive’s employment for “Good Reason” within sixty (60) days after the occurrence of one of the events specified below, by giving prior written notice, provided that Executive has not consented in writing to one of the specified events or been notified previously of the Company’s intention to terminate Executive’s employment. As used in this Agreement Good Reason shall mean:

(a) The assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position;

(b) a 5% or greater reduction by the Company in Executive’s annual Base Salary;

(c) a material change in the geographic location at which the Executive is required to perform services; or

(d) material breach by the Company of any material provision of this Agreement; provided however, that any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. Notwithstanding the occurrence of any of events enumerated in Section 4.2 (a) through (d), such occurrence shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of notice of the occurrence or existence of an event or circumstance specified above, such event or circumstance has been fully corrected (provided that such right of correction by the Company shall only apply to the first such notice given by Executive). In the absence of such correction, Executive’s resignation shall be effective thirty (30) days following the Executive’s notice.

4.3 Death or Disability. The Executive’s employment will terminate upon the death or determination of disability of Executive. As used in this Agreement, the determination of “disability” shall occur when the Executive is unable due to a physical or mental condition to perform the essential functions of her position with or without reasonable accommodation for 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, or based on the written certification by a licensed physician of the likely continuation of such condition for such period. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

4.4 Termination by Executive without Good Reason. At the election of Executive, she may terminate employment upon not less than 30 days prior written notice by Executive to the Company.

5. Effect of Termination.

5.1 General; Termination for Cause or by the Executive Without Good Reason. In the event that Executive’s employment is terminated for any reason, the Company shall pay to Executive the compensation and benefits, including payment for accrued but untaken vacation days, payable to Executive through the last day of Executive’s actual employment by the Company. If the termination is by the Company for Cause pursuant to Section 4.1 or at the election of Executive pursuant to Section 4.4, the Company shall have no further obligations under this Agreement.

5.2 Termination by the Company Without Cause or by the Executive for Good Reason.

(a) Employee shall not receive any of the benefits pursuant to this Section 5.2 unless she executes a general release in favor of the Company, in a form acceptable to the Company and substantially similar to the form attached hereto as Schedule B (the “Release”) within the consideration period specified therein and until the Release becomes effective and can no longer be revoked by Employee under its terms. Employee’s ability to receive benefits pursuant to this Section 5.2 is further conditioned upon her: returning all Company property; complying with her post termination obligations under this Agreement and the Proprietary Information, Inventions and Non-Competition Agreement; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(b) In the event that Executive’s employment is terminated pursuant to Section 5.2, and not for Cause, Death or Disability, the Company shall pay to Executive as severance twelve months of her annual Base Salary then in effect, together with an additional amount calculated by dividing by 365 the number of days employed in the year of termination and multiplying that number by the amount of the Executive’s previous year’s bonus (if any), such amount to be paid in one lump sum on the date the Release becomes effective, subject to standard payroll deductions and withholdings. Additionally, if Executive timely elects and remains eligible for continued coverage under COBRA, the Company, as part of this Agreement, will pay that portion of Executive’s COBRA premiums it was paying prior to the Separation Date for twelve (12) months.

(c) In the event Executive’s employment is terminated pursuant to Section 5.2, and not for Cause, Death or Disability, all unvested stock options shall become fully vested and exercisable and any ISO’s issued to Executive will automatically convert to a non-qualified options on the 91st day following termination, provided it has not been exercised, subject to the terms of the applicable stock plan and option agreement.

(d) Termination for Death or Disability. In the event that Executive’s employment is terminated by death or because of disability pursuant to Section 4.3, in addition to the payment of accrued salary and unused vacation provided in Section 5.1, the Company shall pay to Executive’s estate or to Executive, as the case may be, compensation which would otherwise be payable to Executive through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days.

5.3 Limitation on Benefits. Notwithstanding the foregoing, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or would be subject to the excise tax under Section 4999 of the Code or any corresponding provisions of state or local tax laws, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. For this purpose, the amount of any federal income taxes paid by the Executive is deemed to be the statutory withholding rate for supplemental wages, and the state and/or local income taxes paid shall be calculated using the top marginal income tax rate.

5.4 Effect of a Change in Control.

(a) In the event of a Change in Control (as defined below), any unvested stock options awarded to Executive by the Company shall immediately vest and become exercisable and any right of the Company to repurchase restricted stock shall lapse.

(b) In the event either (i) Executive’s employment with the Company is terminated by the Company for reasons other than Death or Disability (as defined above) within three months before or 12 months following a Change in Control (as defined below) or (ii) Executive terminates her employment for Good Reason (as defined above) within three months before or 12 months following a Change in Control (as defined below), or (iii) the Executive terminates her employment for any reason within one (1) month following a Change in Control (as defined below), then provided that Executive executes the Release (as defined in Section 5.2) within the consideration period specified therein and it becomes effective and can no longer be revoked by Executive under its terms, and provided further that Executive returns all Company property’ complies with her post termination obligations under this Agreement and the Proprietary Information, Inventions and Non-Competition Agreement, and complies with the Release including without limitation any non-disparagement and confidentiality provisions contained therein, Executive shall be entitled to the payments and benefits described in this Section 5.4 in lieu of, and not in addition to, the benefits provided for in Section 5.2. The Company shall pay to the Executive, in lieu of the severance described in Section 5.2(a), severance equivalent to 18 months of her annual Base Salary then in effect, together with an additional amount calculated by dividing by 365 the number of days employed in the year of termination and multiplying that number by the amount of the Executive’s previous year’s bonus (if any), paid in a lump sum on the eighth day following the date the Release becomes effective, subject to standard payroll deductions and withholdings. Additionally, if Executive timely elects and remains eligible for continued coverage under COBRA, the Company, as part of this Agreement, will pay that portion of Executive’s COBRA premiums it was paying prior to the Separation Date for eighteen (18) months.

(c) Definition of Change in Control. Subject to Section 5.4(c) above, for purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events: a sale, lease or other disposition of all or substantially all of the assets of the Company,

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company,

(ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or

(iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred.]

Notwithstanding the above, a Change in Control shall not be deemed to occur on account of the sale or acquisition of the Company’s capital stock by institutional investors or venture capital firms for the primary purpose of obtaining financing for the Company.

6. No Mitigation. Executive shall have no obligation to mitigate any amount of any payment or benefit contemplated by this agreement.

7. Cooperation. For one month following termination of the Executive’s employment for any reason, and, additionally, for the number of months for which the Executive is receiving severance following termination, she will reasonably cooperate with the Company in all matters relating to the winding up of her pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse the Executive for any out-of-pocket expenses associated with such cooperation.

8. Insurance and Indemnification. The Company shall purchase a directors and officers insurance policy for which Executive shall receive usual and customary coverage for all acts undertaken as an officer of the Company. In addition, the Company shall indemnify Executive to the fullest extent permitted by its charter, bylaws and by law for all costs, charges, damages, fees including without limitation, attorneys fees or other expenses that Executive incurs or potentially may incur in connection with Executives’ duties herewith and also enter into an indemnification agreement with Executive.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information, Inventions, and Non-Competition Agreement and have or may enter into separate Stock Option Grant Notices and related Stock Option Agreements. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement. In the event of a conflict between this Agreement and any other agreement between the Executive and the Company, this Agreement shall control.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York and any action arising from or relating to this Agreement shall be commenced in the Federal or State courts located in New York County.

13. Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours on the day sent, and, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

14. Successors and Assigns.

14.1 Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.

14.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

15. Miscellaneous.

15.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

INTRA-CELLULAR THERAPIES, INC.		EXECUTIVE

By:	/s/ Lawrence J. Hineline	/s/ Sharon Mates Ph.D
	LAWRENCE J. HINELINE	SHARON MATES PH.D.
	VICE PRESIDENT OF FINANCE	CHIEF EXECUTIVE OFFICER

SCHEDULE A

PERMITTED ACTIVITIES

Board Member — Guilda’s Club New York

Board Member and Vice Chairman (pending appointment as Chairman) — New York Biotechnology Association

Advisory Board Member — Harvard School of Public Health

Proposed Board Member — Envoy Therapeutics- a privately held biotechnology company in the formative stage of operations. Dr. Paul Greengard is a founding member.

Proposed Board Member — CRO in Florida

Ability to assist in the formation of companies and to attract capital for companies in Florida.

SCHEDULE B

RELEASE OF CLAIMS

This Release of Claims (Release”) is made as of                      by and between Sharon Mates Ph.D. (“the Executive”) and Intra-Cellular Therapies, Inc. (the “Company”)(together, the “Parties”).

1. In consideration for Executive’s execution of this Release, the Company will make a severance payment to Executive in the amount set forth in the Employment Agreement between the Executive and the Company. This amount will be paid in a lump sum within ten (10) business days of the Effective Date as defined below, provided the Company has received the executed Agreement from Executive on or before that date. This payment will be subject to standard payroll deductions and withholdings. If Executive timely elects and remains eligible for continued coverage under COBRA, the Company will pay that portion of Executive’s COBRA premiums it was paying prior to the Separation Date for the time period set forth in the Employment Agreement between the Executive and the Company.

2. Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to Releases, events, acts or conduct at any time prior to the date Executive executes this Settlement Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the New York State Human Rights Law; the New York City Human Rights Law; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of her family and/or promissory estoppel).

Excluded from this Release are any claims which cannot be waived by law. Executive is waiving, however, her right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on her behalf. Executive acknowledges that you she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA, as amended. Executive also acknowledges that (i) the consideration given to her in exchange for the waiver and release in this Release is in addition to anything of value to which she was already entitled, and (ii) that she has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which she is eligible, and have not suffered any on-the-job injury for which she has not already filed a claim. Executive further acknowledges that she has been advised by this writing that: (a) her waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) she has been advised hereby that she has the right to consult with an attorney prior to executing this Release; (c) she has twenty-one (21) days to consider this Release (although Executive may choose to voluntarily execute this Release earlier and if she does she will sign the Consideration Period waiver below); (d) she has seven (7) days following her execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after Executive executes this Release.

3. On or before the last day of Executive’s employment, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in her possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive shall coordinate the return of Company property with Lawrence J. Hineline, CFO or the appropriate officer designated by the Board of Directors.

4. Executive further agrees that both during and after Executive’s employment Executive acknowledges her continuing obligations under her Proprietary Information, Inventions and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

5. It is understood that Executive shall hold the provisions of this Release in strictest confidence and shall not publicize or disclose it in any manner whatsoever; provided, however, that: (a) Executive may disclose this Release to her immediate family; (b) Executive may disclose this Release in confidence to her attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Release insofar as such disclosure may be required by law.

6. Executive agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

7. This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

8. Executive agrees that upon any breach of this Release Executive will forfeit all amounts paid or owing to Executive under this Release. Executive further acknowledges that it may be impossible to assess the damages caused by violation of the terms of paragraphs 3, 4, 5 and 6 of this Release and further agree that any threatened or actual violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. Executive therefore agrees that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon Executive’s breach of this Release, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Release. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against Executive under this Release, Executive agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release.

9. This Release constitutes the complete, final and exclusive embodiment of the entire Release between the Parties with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

INTRA-CELLULAR THERAPIES, INC.

By:
SHARON MATES PH.D.		LAWRENCE J. HINELINE

Date	Date